Exhibit 21


                      TRANSACTIONS IN SHARES OF THE ISSUER

                     The Reporting Persons engaged in the following transactions in Shares of the Issuer during the past 60 days. All such transactions involved sales of Shares and were effected on The New York Stock Exchange.


 Reporting Person With Direct                                                      Price per Share (Excluding
     Beneficial Ownership           Date of Transaction      Number of Shares             Commissions)
--------------------------------   ---------------------    ------------------    ----------------------------
           Greenbelt                      11/20/00               (50,000)                   $13.8155
           Greenbelt                      11/21/00               (50,000)                   $13.9000
           Greenbelt                      12/05/00               (25,000)                   $14.3750
           Greenbelt                      12/11/00               (25,000)                   $14.5000
           Greenbelt                      12/22/00               (50,000)                   $14.5066